Exhibit 99.4

AtriCure, Inc. Announces the Closing of its Initial Public Offering

and the Acquisition of Enable Medical Corporation

WEST CHESTER, Ohio – August 10, 2005 – AtriCure, Inc. (Nasdaq: ATRC), a medical device company focused on developing, manufacturing and selling innovative surgical devices, today announced the closing of its initial public offering and contemporaneous acquisition of Enable Medical Corporation. The company also announced that the underwriters have exercised their over-allotment option in full.

AtriCure issued 4,150,000 common shares with gross proceeds of $49.8 million, including the exercise of the underwriters’ over-allotment option. In addition, certain selling shareholders sold an aggregate of 450,000 AtriCure common shares at the closing pursuant to the exercise of the underwriters’ over-allotment option.

Enable manufactures AtriCure’s Isolator handpieces, an essential component of AtriCure’s bipolar ablation system. The aggregate purchase price for Enable was $7 million of which $500,000 was paid prior to today’s closing, excluding any pre-closing dividends made by Enable and certain contingent consideration payable by AtriCure upon certain post-closing sales of assets formerly held by Enable.

David Drachman, President and CEO of AtriCure, commented, “We are excited about the closing of the IPO and the Enable acquisition and look forward to building upon our accomplishments to date.”

About AtriCure, Inc.

AtriCure, Inc. is a medical device company focused on developing, manufacturing and selling innovative surgical devices to create precise lesions, or scars, in soft tissues. Medical journals have described the adoption by leading cardiothoracic surgeons of the AtriCure, Inc. bipolar ablation system as a standard treatment alternative during open-heart surgical procedures to safely, rapidly and reliably create lesions in cardiac, or heart, tissue to block the abnormal electrical impulses that cause atrial fibrillation, a rapid, irregular quivering of the upper chambers of the heart.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements that address activities, events or developments that AtriCure expects, believes or anticipates will or may occur in the future, such as earnings estimates, other predictions of financial performance, launches by AtriCure of new products and market acceptance of AtriCure’s products. Forward-looking statements are based on AtriCure’s experience and perception of current conditions, trends, expected future developments and other factors it believes are appropriate under the circumstances and are subject to numerous risks and uncertainties, many of which are beyond AtriCure’s control. These risks and uncertainties include the rate and degree of market acceptance of AtriCure’s products, AtriCure’s ability to develop and market new and enhanced products, the timing of and ability to obtain and maintain regulatory clearances and approvals for its products, the timing of and ability to obtain reimbursement of procedures utilizing AtriCure’s products, competition from existing and new products and procedures or AtriCure’s ability to effectively react to other risks and uncertainties described form time to time in AtriCure’s SEC filings, such as fluctuation of quarterly financial results, reliance on third party manufactures and suppliers, litigation or other proceedings, government regulation and stock price volatility. AtriCure does not guarantee any forward-looking statement, and actual results may differ materially from those projected. AtriCure undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.